Exhibit 99.1

PRESS RELEASE	Computer Software Innovations, Inc.
1661 East Main Street
Easley, SC 29640

EASLEY, SC, DEC. 28, 2005/BUSINESSWIRE/—COMPUTER SOFTWARE INNOVATIONS, INC. (OTCBB:CSWI) today announced that it had settled the lawsuit brought by Integrated Tek Solutions, Inc.

As previously disclosed in filings with the Securities and Exchange Commission, on April 4, 2005, Integrated Tek Solutions, Inc. filed a lawsuit against us in the Supreme Court of the State of New York, County of New York, alleging breach of contract, fraud, negligent misrepresentation and promissory estoppel. The action arose out of a letter of intent pursuant to which a predecessor to the plaintiff, Yasup, LLC, and our predecessor, Computer Software Innovations, Inc., a South Carolina corporation (“CSI – South Carolina”), conducted negotiations relating to a potential acquisition of CSI – South Carolina’s capital stock by Yasup, LLC. Named defendants included the Company and some of our current and former officers and directors, including Nancy K. Hedrick, Joe G. Black, Beverly N. Hawkins, Thomas P. Clinton and William J. Buchanan. Other defendants included Alan Marrullier, The Geneva Companies, Inc., Capital Access Group LLC, Barron Partners LP, Liberty Capital LLC, Andrew Worden, Philip Seifert, Ned Gelband and Lee Haskin. The complaint sought damages of up to $60 million. In order to avoid any potential conflicts of interest, our Board of Directors on July 8, 2005 formed a special litigation committee composed of outside directors who are not named defendants, to manage the lawsuit.

On December 28, 2005, settlement was reached by all parties to the lawsuit. Pursuant to a settlement agreement, Integrated Tek Solutions, Inc. released all claims against all defendants in exchange for payment of the sum of $600,000. Of that amount, $200,000 was paid by the Company. The above-named five individual current and former officers and directors of the Company contributed an additional $20,000 each. The balance of $300,000 was paid by the other defendants named in the lawsuit.

The settlement was approved by the special litigation committee of the Board of Directors of the Company. The special litigation committee hired independent counsel, who conducted an investigation, and they found no evidence of wrongdoing on the party of the Company or its officers. However, although the Company believed the lawsuit to be without merit, in light of the expected cost of continuing litigation the Company believed the settlement to be prudent.

About Computer Software Innovations, Inc.

Computer Software Innovations, Inc. (OTCBB:CSWI) is a developer of fund accounting and lesson planning software applications and a provider of hardware-based technology solutions. Such solutions include sales, planning, installation, management, maintenance and support of computer, networking, telephone, wireless, video conference, security monitoring and distance and classroom learning projects and hardware.

Cautionary Statement Regarding Forward-Looking Language. Matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from the Company’s actual future experience involving any one or more of such matters and subject areas. The Company has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from its current expectations regarding the relevant matter or subject area. Such risks and uncertainties include those that are described in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 and other reports filed from time to time with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.

Contacts:	David B. Dechant, Chief Financial Officer

(864) 855-3900

ddechant@csi-plus.com